Exhibit 15.1

Raymond Chabot Grant Thornton LLP
Suite 2000
National Bank Tower
Consent of Independent	600 De La Gauchetière Street West
Registered Public Accounting Firm	Montréal, Quebec H3B 4L8

Telephone: 514-878-2691
Fax: 514-878-2127
www.rcgt.com

We have issued our reports dated March 9, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Intertape Polymer Group Inc. on Form 20-F for the year ended December 31, 2014.

We hereby consent to the incorporation by reference of said reports in the Registration Statements of Intertape Polymer Group Inc. on Forms S-8 (File No. 333-67732; File No. 333-97961; File No. 333-108077; File No. 333-114954; File No. 3333-89763; File No. 333-114960; File No. 333-135599; and File No. 333-184797).

Montreal, Canada

March 31, 2015

[1]	CPA auditor, CA, public accountancy permit No. A120795

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